Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Clearwater Investment Trust:

We consent to the use of our report dated February 27, 2008 incorporated by reference herein and to the references to our Firm under the headings FINANCIAL HIGHLIGHTS in Part A and Independent Registered Public Accounting Firm in Part B of the Registration Statement.

                                                          /s/ KPMG LLP

Minneapolis, Minnesota
April 24, 2008